Exhibit 99.3

DIAMONDROCK HOSPITALITY

Key West Hotel Acquisition




2
1
Sheraton Suites Key West
1) Smathers Beach
2) Duval Street

Acquisition Price	$94.0M ($511K per key)
Location	Key West, FL
Acquisition Date	June 30, 2015
Rooms	184 (480 square feet)

TRANSACTION COMPS

Property	Rooms	Price (000s)	Price/ Key (000s)
The Marker	96	$96,300	$1,003
Hawks Cay	177	$133,812	$756
Southernmost Hotel	260	$184,500	$710
Parrot Key Hotel & Resort	148	$100,000	$676
Hyatt Key West Resort & Spa	118	$75,992	$644
Pier House Resort & Spa	142	$90,000	$634
Inn at Key West	106	$47,500	$448
Doubletree Grand Key	215	$77,000	$358

MARKET HIGHLIGHTS

- Development of additional hotel rooms on the island is prohibited by a Rate of Growth Ordinance ("ROGO"), significantly mitigating supply risk
- Key West has proven to be one of the most stable markets outperforming the US average in both the last downturns
- Over the last 25 years, Key West has had a supply CAGR of 0.5% (the lowest of any major market) with a RevPAR CAGR of 5.0% (the second highest of any major market)
- Key West is the highest RevPAR market in the US
- Average recent sales price per key: $639,000

KEY DEAL CHARACTERISTICS

- Opportunity to convert Sheraton Suites to independent
- Attractive Deal Metrics:
  - $511K per key
  - 7.1% Cap Rate on 2015F NOI
  - 12.8x multiple on 2015F EBITDA
- One of the only hotels in Key West with direct beach access
- Rooms among largest on the island at average size of approximately 480 sq ft
- $50 (approx. 30%) RevPAR premium to Company's 2015 portfolio average
- Increases third-party managed hotels to over 50% of portfolio
- Underwriting 500bps margin expansion
- 193 parking spaces

ASSET MANAGEMENT GAME PLAN: $9.5M - $10.0M OF UNDERWRITTEN HOTEL EBITDA

1. Rebrand hotel as independent, lifestyle resort eliminating franchise fees
2. Implement fee for parking
3. Re-concept F&B offerings to enhance profitability


$10.0
$8.0
$6.0
$4.0
$7.3M
$1.6M–$1.9M
$300K–$400K
$300K–$400K
$9.5M–$10.0M
2015F EBITDA
Independent Conversion
F&B Re-Concepting
Parking
Stabilized EBITDA

POTENTIAL UPSIDE TO UNDERWRITING

- Re-categorize room types to capture higher rate from premium room types
- Increase resort fee
- Optimize group/transient mix to yield higher average rate
- Implement optimal labor and staffing model
- Reduce costs associated with operational efficiencies

2014 MARKET REVPAR GROWTH

Market	Occ.	ADR	RevPAR
Key West, FL	87.1%	$279.72	$243.60
New York, NY	84.8%	$263.45	$223.53
Oahu Island, HI	84.4%	$221.18	$186.68
San Francisco, CA	84.1%	$207.81	$174.81
Miami, FL	78.3%	$185.12	$144.87

Source: Smith Travel Research

This summary information sheet contains certain "forward-looking statements" relating to, among other things, hotel EBITDA and hotel net operating income after capital reserves. The forward-looking statements made are based on our beliefs, assumptions and expectations of future performance, taking into account all information currently available to us. Actual results could differ materially from the forward-looking statements made on this summary information sheet. When we use the words "projected," "expected," "planned" and "estimated" or other similar expressions, we are identifying forward-looking statements. The forward-looking statements on this summary information sheet are subject to the safe harbor of the Private Securities Litigation Reform Act of 1995. All information on this sheet is as of July 15, 2015. We undertake no duty to update the information to conform to actual results or changes in our expectations. This fact sheet contains statistics and other data that has been obtained from information available from public sources. For additional information, please visit our website at www.drhc.com.